Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 4, 1996, relating to the financial statements of Tax Aware Equity Fund, Tax Aware Disciplined Equity Fund and California Bond Fund (constituting JPM Series Trust), which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Statement of Additional Information.



/s/ Price  Waterhouse  LLP
PRICE  WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
November 4, 1996